NEWS FOR IMMEDIATE RELEASE
February 9, 2011
CONTACT: Tony Dombrowik
(509) 568 - 7800

Ambassadors Group, Inc. Reports Fourth Quarter and Full Year 2010 Results

Concludes Challenging 2010, Continued Indications of 2011 Revenue Improvement

Spokane, WA, February 9, 2011 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the fourth quarter and year ended December 31, 2010.

Overview

·	Ended year with $8.1 million in net income, or $0.42 diluted earnings per share in a challenging economic environment.

·	2010 gross margin of 40.8 percent on gross revenue of $162.0 million compared to 41.1 percent on gross revenue of $203.7 million in 2009.

·	Operating expenses for 2010 up $2.4 million to $56.0 million from $53.6 million in 2009 as the Company drives revenue generating activities and positions for economic recovery.

·
Fourth quarter results were weaker than originally anticipated, caused by additional air travel and marketing costs, lower than expected advertising revenues, and non-cash impairments of print equipment.

·
Fall marketing campaign for 2011 travel season completed; continues to be positive with a 1.4 percent increase in overall enrolled revenue for 2011 travel programs as of February 6, 2011 compared to one year ago.

·	Cash returns to shareholders continued, through both dividends and an active share buy-back program.

·	Continued strong balance sheet with quality assets, no debt outstanding and adequate liquidity.

Financial Highlights
(in millions except earnings per share data)

	UNAUDITED
	Year ended December 31,		Quarter ended December 31,
	2010	2009	2010	2009
Gross revenue, all travel programs	$158.9	$200.4	$9.1	$10.3
Internet content and advertising revenue	$3.1	$3.3	$1.0	$1.0
Gross margin, all travel programs	$63.4	$80.9	$3.6	$4.1
Gross margin, internet content and advertising	$2.7	$2.9	$0.8	$0.9
Operating expenses	$56.0	$53.6	$14.8	$14.3
Net income (loss)	$8.1	$20.3	$(6.7)	$(6.1)
Diluted earnings per share	$0.42	$1.05	$(0.36)	$(0.32)

“2010 was certainly a challenging year,” stated Jeff Thomas, President and Chief Executive Officer of Ambassadors Group, Inc.  “We weathered an erratic economy that is still weak on discretionary spending, which impacts leisure travel and people’s willingness to send their children overseas.  While our 2010 results reflect those challenges, I am pleased with our team’s execution as we managed through this downturn.  We have laid the groundwork for a stronger 2011 travel season through the marketing efforts of our fall campaign and through our continued commitment to the ideals of cultural exchange and education.”

In 2010 and 2009, the Company traveled 26,657 travelers and 34,248 travelers respectively. Over 60 percent of those traveled were youth participants in our Student Ambassador Programs, our leading program. As of February 6, 2011 we have enrolled travelers of 28,158 compared to 29,307 at the same date in 2010, or a decrease of 3.9 percent.  Included in these totals, as of these same dates, Student Ambassador Programs had enrolled travelers of 23,995 and 22,450, respectively, or up 6.9 percent.  Also as of February 6, 2011, these counts represent enrolled revenue for 2011 travel programs of $176.5 million, up 1.4 percent from the same point in 2010.  Enrolled revenue from the Student Ambassador Programs is up 6.6 percent.

Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

Thomas continued  "We are cautiously optimistic about the enrolled revenue trends we are experiencing for the 2011 travel period; however, we have also seen modest increases in withdrawals from the programs.  We believe this is impacted primarily by the shifting and slow economic recovery we are experiencing in the United States, especially as it relates to consumer confidence and job growth.”

“While down in gross revenues by just over 20 percent for 2010, our gross margin percentage was down just 30 basis points. This is a reflection of the discipline we have for the business.  We are focused now on growing our top line revenue and the changes in our operating expenses are all targeted towards revenue generating activities.  We believe our core business remains fundamentally sound, and we will focus all of our efforts on taking advantage of the economic recovery and delivering value to our shareholders.”

“Although we traveled fewer individuals in 2010, we experienced success in the delivery of our travel programs. Our delegates included students from 90 different countries, and they safely traveled to 45 countries on all seven continents. We also ended the 2010 travel with a Net Promoter score of 65.1, which is up 5 percent from 2009 and an indication that our travelers rate our programs as world-class.  We are pleased with the impact we are making in the lives of our students, parents, and teachers.”

Fourth Quarter 2010 Results

During the fourth quarter of 2010, we traveled 1,433 delegates, 361 delegates less than traveled during the same quarter one year ago. Our resulting net loss for the fourth quarter of 2010 was $6.7 million, or $0.36 per share, compared to a loss of $6.1 million or $0.32 per share, for the same time period one year ago.

Our gross margin for the period was $4.4 million, down 13 percent from the same three months in 2009. This represents a 43.5 percent gross margin percentage compared to 44.8 percent in 2009. Operating expenses increased 4 percent primarily related to continued initiatives aimed at driving our 2011 marketing campaign, revenue generating activities, and losses incurred in connection with finalizing the outsourcing of the majority of our print and production facility. Lastly, the income tax benefit was up $0.7 million driven by the decrease in pre-tax net income and our use of tax exempt investment opportunities.

2010 Results

During the year ended December 31, 2010, we traveled 26,657 delegates, a 22 percent decrease from 34,248 delegates traveled during the year end December 31, 2009. Our resulting net income for 2010 was $8.1 million, or $0.42 per share, compared to $20.3 million, or $1.05 per share for 2009.

Our gross margin for the period was $66.1 million, down 21 percent from 2009. This represents a 40.8 percent gross margin percentage compared to 41.1 percent in 2009. In 2010 we were able to take advantage of cost savings in both airline prices and land vendor pricing, both depressed due to the economy. Operating expenses increased 4 percent primarily related to continued initiatives aimed at driving our sales and marketing efforts, revenue generating activities, and losses incurred in connection with finalizing the outsourcing of the majority of our print and production facility

Other income was slightly better in 2010, with interest and dividend income down due to lower investment return rates offset by a $1.0 million foreign exchange loss in 2009 that did not reoccur in 2010.  Lastly, the income tax expense for the period was better by $7.4 million. This was driven both by the lower pre-tax net income and by our use of tax exempt investment opportunities in a period where our pre-tax net earnings are relatively low, bettering our effective rate.

Included with this release is a table indentifying certain special items reflected in our results that without disclosure may prohibit a meaningful comparison of results between periods.

Balance Sheet and Liquidity

Total assets at December 31, 2010 were $128.6 million, of which $79.4 million was cash, cash equivalents or available-for-sale securities. At that date, we also had long-lived assets totaling $40.8 million, primarily related to goodwill and intangible assets of our BookRags business, technology hardware and systems used to deliver our services, and our office building.  Our total liabilities at December 31, 2010 were $42.5 million, including $34.4 million in participant deposits for future travel. We had no debt outstanding in 2009 or 2010.

Our deployable cash at December 31, 2010 was $42.1 million.  The following table summarizes our cash flows as further disclosed on the accompanying financial statements.  Free cash flow, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted:  (in millions):

	UNAUDITED
	December 31,
	2010	2009
Cash flow from operations	$21.6	$16.1
Purchases of property, equipment and intangibles	(5.4)	(5.9)
Free cash flow	16.2	10.2

Net proceeds from available-for-sale securities	0.4	(5.3)
Dividend payments to shareholders	(4.6)	(4.6)
Repurchase of common stock	(13.4)	(0.6)
Other cash flows, net	0.6	1.0
Net change in cash and cash equivalents	$(0.8)	$0.7

Deployable cash and free cash flow are non-GAAP measures defined in the attached schedules.

Share buybacks

We continued to repurchase our common stock throughout 2010. During the fourth quarter of 2010, we repurchased 781,375 shares for approximately $8.7 million, including brokerage fees through open market transactions and a block trade.  That brings our total share repurchase in 2010 to 1,212,578 shares for approximately $13.5 million.

Outlook for 2011

Providing additional 2011 information beyond delegates and enrolled revenue shared above is difficult given the complexity of predicting economic circumstances. However, based on the outlook and information available today, the Company is providing the following broad guidance for 2011, which it expects to update as the year unfolds:

·	Consolidated gross revenues for all programs and operations to be flat to up 4 percent.

·	Consolidated gross margin as a percentage of gross revenue for all programs and operations to be between 39.0 percent and 40.0 percent.

·	Net income is expected to be between $8.0 million and $9.5 million.

Conference Call and Webcast Information

Our Company will host a conference call to discuss fourth quarter 2010 results of operations on Thursday, February 10, 2011, at 8:30 A.M. Pacific Time. You may join the call by dialing 888-481-2877, then use the pass code: 1840891.  Or, you may join the call via the internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-203-1112 using the same pass code, as well as visit www.ambassadorsgroup.com/EPAX. Post-view dial-in and Webcast access will be available beginning February 11, 2011.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 2, 2010, proxy statement filed April 13, 2010 and 10-Q filed on November 5, 2010.

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Year ended December 31,			Quarter ended December 31,
	2010	2009	% Change	2010	2009	% Change
rt Net Revenue, non-directly delivered programs (1)	$56,618	$69,279	(18%)	$3,391	$3,638	(7%)
Gross revenue, directly delivered programs (2)	16,423	26,036	(37%)	467	1,432	(67%)
Internet content and advertising revenue	3,105	3,300	(6%)	952	956	0%
Total revenue	76,146	98,615	(23%)	4,810	6,026	(20%)

Cost of sales, directly delivered programs (2)	9,591	14,422	(33%)	323	892	(64%)
Cost of sales, internet content and advertising	454	389	17%	123	104	18%
Gross margin	66,101	83,804	(21%)	4,364	5,030	(13%)

Operating expenses:
Selling and marketing	42,734	39,021	10%	11,686	9,610	22%
General and administration	13,271	14,604	(9%)	3,148	4,680	(33%)
Total operating expenses	56,005	53,625	4%	14,834	14,290	4%

Operating income (loss)	10,096	30,179	(67%)	(10,470)	(9,260)	13%

Other income (expense)
Interest and dividend income	1,501	2,012	(25%)	265	423	(37%)
Foreign currency expense and other	—	(961)	(100%)	(1)	—	—
Total other income	1,501	1,051	43%	264	423	(38%)

Income (loss) before income tax	11,597	31,230	(63%)	(10,206)	(8,837)	15%

Income tax (provision) benefit	(3,481)	(10,893)	(68%)	3,486	2,744	27%
Net income (loss)	$8,116	$20,337	(60%)	$(6,720)	$(6,093)	10%

Weighted average shares outstanding – basic	19,085	19,105	0%	18,920	19,144	(1%)
Weighted average shares outstanding – diluted	19,303	19,422	(1%)	18,920	19,144	(1%)

Net income (loss) per share — basic	$0.43	$1.06	(59%)	$(0.36)	$(0.32)	13%
Net income (loss) per share — diluted	$0.42	$1.05	(60%)	$(0.36)	$(0.32)	13%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	Year ended December 31,			Quarter ended December 31,
	2010	2009	% Change	2010	2009	% Change
Gross revenue	$142,499	$174,364	(18%)	$8,624	$8,851	(3%)
Cost of sales	85,881	105,085	(18%)	5,233	5,213	0%
Net revenue	$56,618	$69,279	(18%)	$3,391	$3,638	(7%)

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

AMBASSADORS GROUP, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED
	2010	2009	% Change
Assets
Cash and cash equivalents	$6,838	$7,656	(11%)
Available-for-sale securities	72,540	73,528	(1%)
Foreign currency exchange contracts	1,864	1,076	73%
Prepaid program cost and expenses	3,230	3,175	2%
Accounts receivable	1,976	2,020	(2%)
Deferred tax asset	—	25	(100%)
Total current assets	86,448	87,480	(1%)
Property and equipment, net	27,625	29,376	(6%)
Available-for-sale securities	1,250	1,397	(11%)
Intangibles	3,367	2,822	19%
Goodwill	9,781	6,911	42%
Other long-term assets	85	109	(22%)
Total assets	$128,556	$128,095	0%

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$5,954	$5,188	15%
Participants’ deposits	34,436	31,137	11%
Deferred tax liability	668	—	—
Other liabilities	107	112	(4%)
Total current liabilities	41,165	36,437	13%
Deferred tax liability	1,353	652	108%
Total liabilities	42,518	37,089	15%
Stockholders’ equity	86,038	91,006	(5%)
Total liabilities and stockholders’ equity	$128,556	$128,095	0%

AMBASSADORS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	2010	2009
Cash flows from operating activities:
Net income	$8,116	$20,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,646	4,364
Stock-based compensation	2,022	1,989
Deferred income tax benefit	1,399	568
(Gain) Loss on disposition or write down of property and equipment	1,480	428
Shortfall (excess) tax benefit from stock-based compensation	441	(92)
Loss on foreign currency contracts	—	962
Change in assets and liabilities:
Accounts receivable and other assets	68	(45)
Prepaid program costs and expenses	(55)	985
Accounts payable, accrued expenses, and other current liabilities	223	(329)
Participants’ deposits	3,299	(13,029)
Net cash provided by operating activities	21,639	16,138

Cash flows from investing activities:
Proceeds from available-for-sale securities	59,764	52,716
Purchase of available-for-sale securities	(59,331)	(58,039)
Proceeds from sale of property and equipment	253	19
Purchase and construction of property and equipment	(4,461)	(5,157)
Purchase of intangibles	(941)	(726)
Adjustments to goodwill	—	(13)
Net cash used in investing activities	(4,716)	(11,200)

Cash flows from financing activities:
Dividend payment to shareholders	(4,594)	(4,581)
Repurchase of common stock	(13,406)	(609)
Proceeds from exercise of stock options	700	838
(Shortfall) excess tax benefit from stock-based compensation	(441)	92
Capital lease payments and other	—	(11)
Net cash used in financing activities	(17,741)	(4,271)
Net decrease in cash and cash equivalents	(818)	667
Cash and cash equivalents, beginning of period	7,656	6,989
Cash and cash equivalents, end of period	$6,838	$7,656

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement, and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as of December 31, 2010 and 2009 (in thousands):

	UNAUDITED
	December 31,
	2010	2009
Cash, cash equivalents and short-term available-for-sale securities	$79,378	$81,184
Prepaid program cost and expenses	3,230	3,175
Less: Participants’ deposits	(34,436)	(31,137)
Less: Accounts payable / accruals / other liabilities	(6,061)	(5,300)
Deployable cash	$42,111	$47,922

Special Items

During 2010 and 2009, the Company impaired assets and incurred losses on the sale of equipment totaling $1.5 million and $0.2 million, respectively, primarily related to its print facility and moving those activities to an outsourced vendor.  Also in 2010 and 2009, the Company recognized expense in connection with separation payments related to that same reorganization of the printing activities, as well as the reduction in force in 2009 and the separation from certain executives, totaling $0.3 million and $0.4 million, respectively.

Lastly, as previously disclosed the Company is party to both a shareholder class action suit and an investigation by the U.S. Securities and Exchange Commission (“SEC”) more fully described in our filings with the SEC on Form 10-K and 10-Q available on our website www.ambassadorsgroup.com or at the SEC website www.sec.gov. During 2010 and 2009, the Company has incurred outside legal costs associated with these matters totaling $2.3 million and $1.1 million, respectively.  In 2010, the Company received reimbursement for insurance coverage on these matters or was notified of the carrier’s intent to reimburse for amounts totaling $2.1 million.

As a result of these events, the operations as presented in the accompanying financial statements for the years ended December 31, 2010 and 2009 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following non-GAAP table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	December 31,		December 31,
	2010	2009	2010	2009
Amount before special items	$10,119	$22,040	$0.52	$1.14
Asset impariments and loss on sale	(1,462)	(227)	(0.07)	(0.01)
Separation payments	(339)	(401)	(0.02)	(0.02)
Legal fees - class action and SEC, net	(202)	(1,075)	(0.01)	(0.06)
Amount per consolidated statement of operations	$8,116	$20,337	$0.42	$1.05